Exhibit 10.12

               Maroon Bells Capital Partners, Inc.
               100 California Street, Suite 1160
  [LOGO]       San Francisco, California 94111
               Tel (415) 393-0725  Fax (415) 393-0721

December 15, 1998

Mr. William Fritts
NetAmerica Corporation, Inc.

Dear Mr. Fritts:

When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the "Agreement") for the 18-month period commencing December 15, 1998 between Maroon Bells Capital Partners, Inc. a Delaware Corporation ("MBCP") and NetAmerica Corporation, a Delaware corporation ("NetAmerica Corporation"), whereby MBCP will provide certain advisory services to NetAmerica Corporation, including general corporate advisory and business development services.

Maroon Bells will devote a portion of its corporate resources to the performance of this agreement. Certain MBCP principals and professional staff will participate in rendering the services described in this Agreement, on an as needed basis. MBCP will also identify and recruit additional board member and additional employees and consultants to assist NetAmerica Corporation in the execution of its business plan in the United States and in certain international markets to be identified. MBCP agrees to provide NetAmerica Corporation with the following services during the term of this Agreement. It is understood by NetAmerica Corporation that in all cases, the services to be provided by MBCP pursuant to this Advisory Agreement will be performed by MBCP on a best efforts basis and that no financial obligation to NetAmerica Corporation on the part of MBCP is created or implied by this Advisory Agreement.

A.  Advisory Services to Be Performed for NetAmerica Corporation by MBCP.

1. General Corporate Advisory Services. MBCP will assist NetAmerica Corporation in structuring and implementing its overall corporate finance strategy and in developing and implementing NetAmerica Corporation's business strategy. MBCP will also assist NetAmerica Corporation in market positioning with respect to financial markets, including assistance in the development of strategic plans and corporate materials for distribution to prospective investors and merger and acquisition targets. MBCP will also assist NetAmerica Corporation on an on-going, non-exclusive basis in negotiating with placement agents, underwriters, institutional investors, lenders and other sources of financing during the term of this Agreement, as needed.

Compensation: NetAmerica Corporation agrees to pay to MBCP a monthly Consulting fee of $10,000 (ten thousand dollars) per month payable on the first day of each month.

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2.  Financial  Advisory  Services:  MBCP will assist  NetAmerica  Corporation to identify contact and negotiate, on a best efforts basis, with underwriters and investment banking companies to be contacted by MBCP on behalf of NetAmerica Corporation in order to obtain a commitment for additional debt or equity financings on terms acceptable to NetAmerica Corporation. NetAmerica Corporation will provide MBCP with financial statements and projections, capitalization information, business plan, and other corporate materials for presentation to prospective business partners, investors, underwriters. NetAmerica Corporation will make available its key executives, personnel and advisors for discussions and meetings, as appropriate, with representatives of underwriters. MBCP will coordinate the execution of any and all confidentiality agreements required by NetAmerica Corporation of potential underwriters prior to review of NetAmerica Corporation corporate and financial materials. At NetAmerica Corporation's request, MBCP will inform NetAmerica Corporation regarding the status of MBCP contacts. MBCP will assist NetAmerica Corporation, as needed, in structuring, negotiating, and closing fixture financings during the term of this agreement. It is understood that NetAmerica is seeking to raise approximately $10 million to $15 million in capital during late 1998 and early 1999.

Compensation: NetAmerica Corporation agrees to pay to MBCP at Closing in cash or stock (to be determined in advance by mutual agreement) a Financing Success Fee, to be negotiated and agreed to in advance by NetAmerica Corporation and MBCP for financings conducted or provided by underwriters introduced to NetAmerica Corporations by MBCP. The Success Fee will be due and payable to MBCP at closing of such a financing (or upon various closings in the case of multiple closings). In the event that NetAmerica successfully closes at least $5 million in new capitalization during 1998 or in 1999, NetAmerica will pay to MBCP (a) a Success Fee of $250,000 and (b) issue to MBCP Five-Year warrants to purchase 250,000 shares of NAMI common stock at an exercise price of $1.00 per share.

3. Merger and Acquisition Services: MBCP will assist NetAmerica Corporation in identifying potential merger and/or acquisition candidates. MBCP will assist in contacting target companies and in negotiating, structuring and closing such transactions.

Compensation: For asset purchases of subscriber bases ("Subscriber Acquisitions") from other ISPs identified by MBCP, NetAmerica Corporation agrees to pay to MBCP at Closing in cash (or other like-kind compensation acceptable to MBCP) a Subscriber Acquisition Fee equal to 5 percent (5%) of the value of the acquisition. For mergers and acquisitions of ISPs or other telecommunications companies, whether or not introduced to NetAmerica Corporation by MBCP, NetAmerica Corporation will pay to MBCP an M&A Success Fee according to a Lehman Formula based on the value of the transaction as follows: 5% of the first $1 million in value, 4% of the second $1 million in value, 3% of the third $1 million in value, 2% of the fourth $1 million in value and 1% of all value thereafter. In the event that NetAmerica Corporation closes an M&A transaction with a value of $3 million or greater, MBCP will receive at closing a cash performance bonus of $100,000 (one hundred thousand dollars).


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4.  General  Business   Development   Services.   MBCP  will  assist  NetAmerica
Corporation in the identification of new domestic (U.S.) and international business development opportunities including but not limited to (i) new marketing and distribution channels, (ii) new strategic marketing agreements,
(iii) new telecommunication  access,  transmission or termination agreements, or
(iii) new technology partners or equipment. It is understood that as of the date
of  this   Agreement,   MBCP  has  initiated   discussions   with  one  or  more
telecommunications providers with operation in the United States, Europe, and Latin America.

Compensation: MBCP and NetAmerica Corporation agree to negotiate in good faith, in advance, a compensation schedule for Business Development Services provided by MBCP on a case-by-case basis. In general Maroon Bells will expect a fee of approximately 5% (five percent) of the (a) gross revenue or (b) gross value generated by such development for a period of a least three years, which compensation shall survive termination of this Advisory Agreement.

5. Equipment Leasing, Lines of Credit and Other Equipment Financing. MBCP may assist NetAmerica Corporation in securing equipment leases or other equipment financing structures.

Compensation: MBCP and NetAmerica Corporation agree to negotiate in good faith, in advance, a compensation schedule for Equipment Financing Services provided by MBCP on a case-by-case basis, with an understanding that such compensation will be a minimum of 1.5 percent of total lease, credit facilities utilized by NetAmerica Corporation.

B. Expenses

NetAmerica Corporation agrees to reimburse MBCP for reasonable pre-approved out-of-pocket travel expenses related to MBCP's performance of the services described in this Agreement (i.e. pre-approved travel and lodging for MBCP professionals to destination where NetAmerica Corporation has requested or pre-approved the presence of MBCP professionals), in accordance with NetAmerica Corporation's usual and customary travel and expense reimbursement policies. Unless otherwise agreed-to-by MBCP, NetAmerica Corporation will reimburse MBCP within 10 days of submittal.

C. Term of Agreement

   The term of this Agreement shall commence on December 15, 1998 and shall be in effect for eighteen months. This Agreement will automatically renew for an additional 12 months unless terminated in writing. MBCP's compensation shall survive termination of this Agreement according to the following terms:

      1. MBCP shall be entitled to the compensation described above if (a) NetAmerica Corporation receives proceeds from a financing conducted by any Underwriter introduced to NetAmerica Corporation by MBCP within 12 months of the

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         expiration or  termination of this Agreement or (b) completes a merger,
         acquisition  or  asset   divestiture   with  any  party  identified  to
         NetAmerica Corporation by MBCP with 12 months of the expiration or termination of this Agreement.

D.  Indemnification

   MBCP and NetAmerica Corporation agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement or material facts by the other party or its affiliates or representatives.

E.  Governing Law

   This Agreements shall be governed by the laws of the State of California.

F.  Signatures

By their authorized signatures below, MBCP and NetAmerica Corporation do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

ACCEPTED FOR NETAMERICA CORPORATION, INC. BY:


             /s/ William Fritts
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                  Signature

Name:    Mr. William Fritts
Title:   Director

Date:

ACCEPTED FOR MAROON BELLS CAPITAL PARTNERS, INC. BY:


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                  Signature

By:    Mr. Theordore Swindells
Its:   Principal

Date: